UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2014

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	1-15795	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 600 Los Angeles, California		90024
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (310) 571-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Rentech, Inc., a Colorado corporation (“Rentech”), and RES USA, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Rentech (“RES”), entered into a Membership Interest Purchase and Sale Agreement, dated as of February 28, 2014 (the “MIPSA”), among Rentech, Sunshine Kaidi New Energy Group Co., Ltd., a company organized under the laws of the People’s Republic of China (the “Buyer”), and RES, pursuant to which Rentech has agreed to sell to the Buyer 100% of the issued and outstanding units of RES (the “Sale”). Rentech has agreed that prior to such Sale, it will contribute and assign to RES substantially all of its alternative energy technology assets, including all intellectual property rights related thereto. A copy of the MIPSA is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

At the closing of the Sale, the Buyer will pay to Rentech $11.8 million, less an amount to be credited pursuant to exclusivity payments paid by the Buyer to Rentech. Closing of the Sale is subject to customary conditions, including regulatory approvals in the United States and the People’s Republic of China. Upon the Buyer’s completion of a biomass-to liquids demonstration facility in Wuhan, China, Rentech will be eligible to receive up to $16.2 million in success payments pursuant to the MIPSA based on the performance of the technologies contributed and assigned to RES.

Rentech and the Buyer made customary representations, warranties and covenants in the MIPSA. Among other terms, the MIPSA requires that Rentech indemnify the Buyer and that the Buyer indemnify Rentech, in each case generally for a period of 18 months after the closing of the Sale, except (i) with respect to certain fundamental representations and warranties of Rentech and the Buyer, as applicable, until the earlier of (a) six months after Mechanical Completion (as defined in the MIPSA) or (b) 40 months after the closing of the Sale and (ii) with respect to covenants made by Rentech and the Buyer, as applicable, for an indefinite period after the closing of the Sale. However, Rentech and the Buyer’s indemnification obligations are each subject to important limitations, including a threshold in the amount of $88,500 and a cap in the amount of $9.44 million, subject in each case to certain exceptions.

The MIPSA is filed herewith to provide Rentech’s investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Rentech, RES or the Buyer. The representations, warranties and covenants contained in the MIPSA were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the MIPSA, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the MIPSA instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the MIPSA and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Rentech, RES, the Buyer or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the MIPSA.

This Current Report on Form 8-K contains only a summary of certain provisions of the MIPSA. The summary does not purport to be a complete summary of the MIPSA and is qualified in its entirety by reference to the MIPSA.

ITEM 8.01	OTHER EVENTS.

The Buyer has agreed that at or subsequent to the closing of the Sale, the Buyer will purchase from Rentech certain specified equipment currently located at Rentech’s decommissioned Product Demonstration Unit in Commerce City, Colorado, for a purchase price of $3.5 million. The closing of such purchase is subject to customary conditions, including regulatory approvals in the United States and the People’s Republic of China.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

2.1	Membership Interest Purchase and Sale Agreement, dated as of February 28, 2014, by and among Rentech, RES and the Buyer.*

*	Schedules and exhibits have been omitted from this Exhibit pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. Rentech agrees to furnish supplementally a copy of the omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: March 6, 2014	By:	/s/ Dan J. Cohrs
Dan J. Cohrs
Executive Vice President and Chief Financial Officer